CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form SB-2, amendment 3, of our report dated April 15, 2004, except for Note 17, this is as of September 27, 2005, with respect to the audit of the consolidated financial statements of Royal Capital Management, Inc. We also consent to the reference of our firm under the "Experts" and "Summary Financial Information" in the prospectus.

/s/ Gately & Associates LLC

Altamonte Springs, FL
February 14,  2006